Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)(4)
Units consisting of:	17,250,000	1,599.08
(i) Ordinary shares, NIS 0.01 par value per share(4)	-	-
(ii) Warrants to purchase ordinary shares(5)	-	-
Ordinary shares issuable upon exercise of warrants included in the Units(4)	-	-
Ordinary shares issuable upon exercise of warrants	17,250,000	1,599.08
Representative’s warrants(5)	-	-
Ordinary shares issuable upon exercise of representative’s warrants(6)	2,156,250	199.89
Total	$36,656,250	$3,398.05

(1)	This registration statement also includes an indeterminate number of ordinary shares that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(4)	No separate fee is required pursuant to Rule 457(i) of the Securities Act.

(5)	No separate fee is required pursuant to Rule 457(g) of the Securities Act.

(6)	Represents warrants to purchase a number of ordinary shares equal to 10% of ordinary shares sold in this offering at an exercise price equal to 125% of the offering price per unit